Exhibit 10.2


                                   XDOGS, Inc.
                          7000 Flour Exchange Building
                             310 Fourth Avenue South
                          Minneapolis, Minnesota 55415

February 17, 2005



Mr. Ronald Abercrombie
Mid-Continent Investments Corporation
7906 East 55th Street
Tulsa, OK  74145

                  Re:  Stock for Asset Exchange with XDOGS, Inc.

Dear Ron:

     We are writing to you as Vice President of Mid-Continent Investments Corporation, an Oklahoma Corporation ("MCI"), to express XDOGS, Inc.'s ("XDOGS") intention to acquire an undivided eighty percent (80%) net revenue interest in the leasehold as described in Exhibit "A" ("The Leasehold") through a stock-for-asset exchange (the "Transaction"). This letter is intended to indicate XDOGS intention to proceed with a due diligence investigation of The Leasehold and to negotiate with MCI in good faith a definitive agreement containing the terms and conditions set forth below (the "Definitive Agreement").

     We propose the following basic terms and conditions for the Transaction:

1. Form of Transaction. XDOGS will issue and deliver to MCI and/or its assigns eighty percent (80%) of its outstanding common stock free and clear of all liens, claims and encumbrances in exchange for all of the assets (whether tangible or intangible) necessary for, used in or useful to MCI's operation of The Leasehold. Upon closing of the Transaction, XDOGS would acquire The Leasehold free and clear of all claims, liens or encumbrances of any kind except for those liabilities of MCI which, after completion of due diligence, XDOGS expressly agrees to assume (the "Assumed Liabilities"). The common stock issued by XDOGS hereunder will be subject to Rule 144, within the meaning of the Securities Act of 1933, as amended, and will be acquired by MCI for investment purposes only and not with a view to the distribution thereof.

2. Representations and Warranties by MCI and its Major Stockholders. The Definitive Agreement would contain customary representations and warranties by MCI relating to the business and financial condition, assets, operations, affairs and prospects of The Leasehold. All of MCI's representations and warranties would last for a period of 12 months. The Definitive Agreement would require MCI to indemnify and hold XDOGS harmless against claims, liabilities and other expenses and damages, including attorneys' fees and expenses, related to a breach of any representation or warranty made by MCI in the Definitive Agreement. To secure payment of any claims, twenty-five percent (25%) of the

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Mid-Continent Investments, Inc
February 17, 2005
Page 2

XDOGS common stock deliverable upon the Closing Date would be held in safe keeping during the 12 months after Closing.

3. Conditions to Closing on Stock Exchange. The Definitive Agreement would contain a variety of terms and conditions to be satisfied by the parties prior to Closing on the Transaction. Such conditions would include XDOGS completion to XDOGS satisfaction of the investigation of The Leasehold's operations, equipment, title opinion, and reserve report, and the determination by XDOG'S independent accountants that the there is sufficient financial information to comply with SEC requirements.

4. Due Diligence Investigation. Upon execution of this letter, MCI agrees to permit XDOGS and its employees, attorneys, accountants and other agents to have full and free access, during normal business hours, to the books and records of MCI and to MCI's premises, employees, customers and suppliers as the foregoing relates to The Leasehold or the Transaction in general (XDOGS will work closely with MCI's senior management to avoid disruption of MCI's relationships with such parties) for the purpose of investigating the operation and assets of The Leasehold.

XDOGS agrees to permit MCI and its employees, attorneys, accountants and other agents to have full and free access, during normal business hours, to the books and records of XDOGS and to XDOGS premises.

5. Confidentiality. Each party, for itself and its respective employees, stockholders and agents, agrees to keep confidential (i) the existence and terms of this letter and (ii) all confidential information provided by or through a party to the other. Confidential information includes all business and financial information of a party, whether disclosed prior to or after execution of this letter, including financial statements, tax returns, business and marketing plans and customer and supplier data. Despite the foregoing, "confidential information" does not include publicly available information, information obtained from a third party source not under an agreement or obligation to maintain the confidentiality of such information and information independently developed by a party without the use of any otherwise confidential information. In addition, MCI acknowledges that XDOGS, as a public company, may be required publicly to disclose the existence of this letter and potentially its contents. XDOGS will provide MCI with reasonable notice prior to any such press release and will reasonably attempt to agree with MCI upon the written text of any such press release prior to its public distribution.

6. Definitive Agreement, Closing Date and Operations. The parties agree promptly to commence negotiations of the terms and conditions of the Definitive Agreement in good faith in accordance with the provisions of this letter with the intention of executing a Definitive Agreement on or prior to a Closing Date of March 1, 2005. After the execution of this letter and through the later of the date of execution of the Definitive Agreement, and except as otherwise contemplated by this letter, MCI agrees to operate The Leasehold in the ordinary course and in a manner consistent with the operations thereof prior to execution of this letter.

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Mid-Continent Investments, Inc
February 17, 2005
Page 3

If the provisions of this letter correctly summarize our agreement, please indicate so by your signatures below. This agreement may be executed in counter parts


Very truly yours,

XDOGS, Inc.

By:  / s / Kent Rodriguez
     ---------------------------------------
     Kent Rodriguez, Chief Executive Officer


Agreed to and accepted:

MCI, Inc.


By:  / s / Ronald Abercrombie
    -----------------------------------
     Ronald Abercrombie, Vice President